Exhibit 99.1

Press Release

Hi-Crush Partners LP Completes Acquisition of D&I Silica, LLC

Houston, Texas – June 11, 2013—Hi-Crush Partners LP (NYSE: HCLP), or Hi-Crush, today announced the successful completion of its acquisition of D&I Silica, LLC (D&I). Hi-Crush agreed to acquire D&I on May 14, 2013 for $95 million in cash and 1.579 million units priced at $19 for total consideration of approximately $125 million.

Bob Rasmus, Co-Chief Executive Officer of Hi-Crush, said, “We are excited to have closed the transaction and welcome our talented new team members from D&I to Hi-Crush. We are now in a position to execute our integration plan and look forward to working with our new colleagues. This important acquisition reinforces and accelerates our goal of maximizing opportunities for our unit holders through long-term revenue, distribution and market share growth.”

Following the completion of its financial planning process, which will take into account the growth of the combined business, Hi-Crush plans to provide investors with further forward estimates as part of its fiscal third quarter earnings release. As a result of the closing, Hi-Crush results for the second quarter of 2013 will reflect the contribution from D&I through two reporting segments.

Jim Whipkey, Co-Chief Executive Officer of Hi-Crush, said, “Today’s acquisition of D&I strengthens our logistics capabilities and allows us to deliver greater value to our customers and sustainable growth to our unit holders. With the acquisition now complete, we have extended our geographic footprint and asset base and now own and operate the largest distribution network in the Marcellus and Utica shales.”

About Hi-Crush

Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a “proppant” (frac sand) to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wyeville, Wisconsin, consist of “Northern White” sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit www.hicrushpartners.com.

Investor Contact:

Investor Relations

ir@hicrushpartners.com

(713) 960-4811